Exhibit 99




                              FOR IMMEDIATE RELEASE
    INVVISION CAPITAL, INC. ANNOUNCES THE APPOINTMENT OF BRUCE A. HALL AS CFO



May 4, 2004


DALLAS,  May 4, 2004 (BUSINESS  WIRE) - Invvision  Capital,  Inc.  ("Invvision";
OTCBB: INVA) d/b/a RG America announces the appointment of Bruce A. Hall as Chief Financial Officer effective May 4, 2004. Mr. Hall has extensive experience as a CFO and in related financial management positions. He has held senior level positions at Recognition Equipment, Inc., Harris Adacom Corporation and Probex Corporation. He has also been a senior financial and management consultant, multi-family housing developer and began his career in public accounting with Arthur Young & Company. Mr. Hall's areas of expertise include accounting, budgeting, finance, SEC reporting and compliance, raising capital, strategic planning and investor and Wall Street relations.

"We are extremely pleased to have an executive with Bruce's range of talent and depth of experience join our team." remarked J. E. (Ted) Rea, CEO of RG America. "We are growing and need the additional financial leadership as well as the familiarity with the public market that Bruce will bring. Plus we, as a company and as a management team, are committed to integrity in our financial management including full disclosure. Bruce shares those values and will assure that we operate to the highest standards possible." said Rea.

Mr. Hall lives in Coppell, Texas with his family. He holds a BBA in accounting from the University of Texas at Austin and is licensed as both a CPA and CMA.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor shall there be any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation.

A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.


Contact
Invvision Capital, Inc., Dallas
Rick Nelson 972-919-4774 ext. 235
Source Invvision Capital, Inc.